Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated August 22, 2014 (except for Note 24, as to which the date is March 16, 2015) relating to the consolidated financial statements of ASP HHI Holdings, Inc. and subsidiaries, and the related financial statement schedule listed in the Index at Item 21, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Detroit, MI

April 30, 2015